Exhibit 99.1

Zone Frontier Inc. Signs Long-Term Ground Lease with Purchase Option for more than 4,000 Acres in Potter County, Texas

●	Base rent for each site area does not commence until the start of construction on that area, which Zone currently plans to begin after securing a tenant

●	Lease has an initial term of 30 years, with two 10-year extension options

●	Site allows for up to 800 acres of data center development with potential to be over 500 megawatts

●	Opportunity to build a faster path to first power with a large-scale on-site solar and battery plant

●	Supported by a long-term water supply agreement and an option to purchase the data center site

HOUSTON, September 29, 2026 /PRNewswire/ – Zone Frontier Inc. (NYSE American: ZONE) (the “Company” or “Zone Frontier”) today announced that a subsidiary has entered into a long-term ground lease covering approximately 4,077 acres in Potter County, Texas. The lease secures the land, water and development rights for Zone’s previously announced West Texas data center campus, which is being developed in partnership with HST Technologies, Inc., the AI infrastructure platform provider behind Cue®.

Under the lease, Zone may designate between 200 and 800 acres for data center facilities and related infrastructure, and at least 1,800 acres for solar generation, battery storage and supporting infrastructure. The property surrounds Southwestern Public Service Company’s (an Xcel Energy company) existing Potter County 345 kV substation in the Southwest Power Pool region, which the Company believes provides the campus with a potential path to grid interconnection alongside the dedicated on-site generation.

The lease has an initial term of 30 years, with two 10-year extension options. Base rent for each site area begins only upon the start of construction on that area, aligning land costs with development milestones. The agreement also grants Zone an option to purchase the data center site, subject to the satisfaction of certain conditions, and includes a long-term water supply agreement, co-terminous with the lease, drawing on the water rights appurtenant to the property.

The site is also in close proximity to two major natural gas pipelines and the Company believes it is well suited for a large-scale solar and battery plant that could add significant power capacity to the region. Additionally, the Company believes the site has favorable access to fiber services.

“This agreement gives Zone what matters most in AI infrastructure: land at scale, a faster path to power, and water, all secured under one long-term agreement with tremendous option value,” said Tyler Hassen, Chief Executive Officer of Zone Frontier. “The attractive lease structure allows us to advance tenant acquisition, power and permitting work in a disciplined sequence, without committing any significant capital before the key pieces are in place. We appreciate working with the landowner and local community, and look forward to building a flagship campus in the Texas Panhandle. With this campus, we’ll continue to invest in the local tax base, hiring, and the community more broadly.”

“We are now focused on securing tenants, advancing permitting, and completing power and interconnection studies for the site,” continued Hassen. “As tenant discussions progress, we will concurrently evaluate financing options with both co-investment equity partners and project finance lenders. We are also focused on ensuring this project delivers lasting benefits for the local community.”

The Texas campus, sized to an initial 200 MW with potential to expand beyond 500 MW, is part of Zone’s active and growing pipeline of AI infrastructure projects to support the rapidly increasing demand for compute power.

Zone’s portfolio also includes its Minnesota data center campus, with an initial 10-year Colocation Services Agreement with Cerebras Systems, Inc. (NASDAQ: CBRS) and two 10-year potential extension options. This campus is making material construction progress and the Company expects to generate revenue beginning in the first half of 2027, consistent with previous guidance. Project finance discussions are also progressing concurrently, consistent with previous guidance.

The Company continues to actively evaluate additional development opportunities across rural and industrial areas of the United States.

For more information, visit www.zonefrontier.com.

About Zone Frontier Inc.

Zone Frontier Inc. (NYSE American: ZONE) is helping to build the critical infrastructure that powers the AI economy. Through a growing pipeline of projects, the Company aims to help meet the increasing demand for compute capacity, power, and digital infrastructure required by the world’s leading AI companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding the development, scale, power supply, water supply and timing of the Company’s Texas data center campus, the Company’s exercise of any purchase or extension options under the ground lease, the Company’s business strategy and pipeline of projects, and the Company’s expected transition to an AI infrastructure business. Forward-looking statements are generally identified by words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “may,” “will,” “could,” “should,” “estimates,” “projects,” “potential,” “focused on,” “aims,” “expand,” “expected,” “look forward,” and similar expressions. These forward-looking statements are based on management’s current expectations and assumptions as of the date of this press release and are subject to significant risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied. Such risks and uncertainties include, but are not limited to: the Company’s ability to secure tenants for its Texas data center campus; the Company’s ability to obtain sufficient power, grid interconnection, water, and other utility inputs on acceptable terms and timelines; the adequacy, availability and enforceability of the water rights appurtenant to the property; the Company’s ability to satisfy its obligations under the ground lease and related agreements; including rent commencement triggers, development conditions, and maintenance of the water supply agreement; risks related to the Company’s ability to exercise the purchase option or extension options under the ground lease, including satisfaction of applicable conditions; the highly speculative and uncertain nature of the Company’s AI critical infrastructure business; the Company’s continued ability to successfully transition its business model from cleaning services; the Company’s lack of operating history in the data center or computing infrastructure industry; the Company’s limited experience in the data center and AI infrastructure industries; the Company’s ability to obtain project-level debt financing on acceptable terms or at all; the status of the Company’s operations, results of operations, growth strategy and liquidity; and general economic, financial, capital market and industry conditions.

For a more complete discussion of risks and uncertainties, please refer to the Company’s filings with the SEC, including the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. All forward-looking statements are qualified in their entirety by this cautionary statement.

MEDIA CONTACT

McKenzie Wegner

mckenzie@agentofchange.com

SOURCE Zone Frontier Inc. (NYSE AMERICAN: ZONE)